EXHIBIT 10.66

                         NON-EXCLUSIVE LICENSE AGREEMENT


     THIS NON-EXCLUSIVE LICENSE AGREEMENT, dated as of September 7, 2001, is by and among LASERSIGHT INCORPORATED, a Delaware corporation, having an address of 3300 University Boulevard, Suite 140, Winter Park, Florida 32792 ("Parent"), LASERSIGHT TECHNOLOGIES, INC., a Delaware corporation, having an address of 3300 University Boulevard, Suite 140, Winter Park, Florida 32792 ("Technologies") (Parent and Technologies are hereinafter jointly and collectively referred to as "LASERSIGHT") 0nd BAUSCH & LOMB INCORPORATED, a New York corporation, having an address of One Bausch and Lomb Place, Rochester, New York ("BAUSCH").

                                    RECITALS:

A. LASERSIGHT owns United States Patent No. 5,520,679 and related patent properties ("Patent No. '679" which shall hereinafter mean any patent (including but not limited to, reissues, reexaminations, divisions, continuations, continuations-in-part, renewals, extensions, and additions), any application therefor, and any patent which may issue upon any such application which patent or application, mediately or immediately, is based on or claims the benefit, in whole or in part, of the earlier filing date of either United States Patent Application S.N. 985,617 filed December 3, 1992, or United States Patent Application S.N. 218,319 filed March 25, 1994 or both, including, without limitation the CIP (as defined herein)).

B. On April 6, 2001, Technologies filed at the United States Patent and Trademark Office (the "Patent and Trademark Office") United States Patent Application S.N. 826,843 that claims priority to the applications leading to United States Patent No. 5,520,679 (the "CIP").

C. BAUSCH desires to acquire, and LASERSIGHT is willing to grant, a nonexclusive license (without the right to sub-license) under Patent No. '679.
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     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I.        DEFINITIONS

     As used above and throughout this License Agreement, the definitions of the following terms have the meanings set forth below:

(a) "Affiliated Company" shall mean any person or entity (each a "Person") controlling, controlled by or under common control with another Person. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the exclusive power to direct and cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)  "Agreement" shall mean this Non-Exclusive License Agreement.

(c) "Change in Control" as to Parent and Technologies shall mean: (i) the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the "1934 Act")) of beneficial ownership (within the meaning of SEC Rule 13d-3 under the 1934 Act) of 50% or more of the then-outstanding common stock of either Parent or Technologies, as applicable (such transferring party being hereinafter referred to as the "Transferring Party"); provided, however, that no Change of Control shall occur solely by reason of (A) any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of the then-outstanding common shares of such corporation are then beneficially owned, directly or indirectly, by the Persons who were the beneficial owners of the common stock of the Transferring Party immediately before such acquisition in substantially the same proportions as their respective ownership, immediately before such acquisition, of the then-outstanding common stock of the Transferring

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     Party, (B) any acquisition by the Transferring Party or (C) any acquisition by an employee benefit plan of the Transferring Party; or (ii) approval by the stockholders of either Parent or Technologies (such approving party being hereinafter referred to as the "Approving Party") of (A) a merger, reorganization or consolidation ("Transaction") with respect to which Persons who were the respective beneficial owners of the common stock of such Approving Party immediately before the Transaction do not, immediately thereafter, beneficially own, directly or indirectly, more than 60% of the then-outstanding common shares of the corporation resulting from the Transaction, or (B) the sale or other disposition of all or substantially all of the assets of the Approving Party.

(d)  "Effective Date" shall mean the date first above written.

(e) "Net Royalties" shall mean all monetary consideration, including without limitation all royalties, licensing fees, per-procedure fees or the like, received by LASERSIGHT or any Affiliated Company of LASERSIGHT derived, in any way, from licensing Patent No. '679 in excess of all direct, out-of-pocket litigation, arbitration or other dispute resolution costs and expenses, including attorney fees, expert fees and court related expenses, incurred by LASERSIGHT or any Unrelated Third Party receiving monetary consideration derived from the licensing of Patent '679 other than TLC (as defined herein) following the Effective Date and in connection with the enforcement of Patent No. '679 (the "Litigation Costs") provided that for purposes of calculating Net Royalties in no event will the aggregate of all such Litigation Costs exceed $3,000,000. If LASERSIGHT and/or such Unrelated Third Party incurs Litigation Costs in excess of $3,000,000, the amount of such excess will not be deducted from the monetary consideration utilized in the calculation of Net Royalties hereunder. Litigation Costs shall be deducted only as such costs are paid by LASERSIGHT or such other

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     Unrelated Third Party. For purposes of calculating Net Royalties the amount required to be paid to TLC The Laser Centers Patents Inc. ("TLC") pursuant to that certain Exclusive License Agreement dated August 20, 1998 (the "TLC License") as a result of the receipt of any monetary consideration for licensing Patent No. '679 shall not be considered to have been received by LASERSIGHT. For purposes of calculating Net Royalties all monetary consideration, including, without limitation all royalties, licensing fees, per-procedure fees or the like that are derived, in any way, from licensing Patent No. '679, but are received by an Unrelated Third Party as a result of, or by reason of, LASERSIGHT assigning or otherwise transferring, directly or indirectly, or consenting to or permitting the assignment or other transfer of the right to receive such monetary consideration, shall be deemed to be received by LASERSIGHT and included in the calculation of Net Royalties, provided that as described in the immediately preceding sentence, the amounts paid to TLC related to licensing Patent No. '679 pursuant to the TLC License shall not be considered for purposes of calculating Net Royalties.

(f) "Patent Materials" means (i) all publicly available documents related to Patent No. '679 that are in the possession of LASERSIGHT or its advisors, including, without limitation, copies of all patents and applications and correspondence between patent offices and applicant concerning any patent property including abandoned applications within the meaning of Patent No. '679, (ii) all documents of any kind or nature that relate to the prosecution history of Patent No. '679, including, without limitation the CIP, that are in the possession of LASERSIGHT or its advisors, and (iii) all other documents and information provided by LASERSIGHT under Section
     3.1 of this Agreement.

(g)  "Ophthalmic" shall mean of or relating to the care or treatment of the eye.
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(h)  "Patent No. '679" is defined in Recital A and as of the Effective Date consists of those pending and issued properties described on Exhibit A.

(i) "Product" shall mean any apparatus (a) that is capable of performing an Ophthalmic method or procedure, and (b) that would, except for this Agreement, infringe a claim in Patent No. '679.

(j) "Unrelated Third Parties" shall mean any person or entity that is not an Affiliated Company.

ARTICLE II.       WARRANTIES AND COVENANTS

2.1 LASERSIGHT warrants that (i) it is the owner of the entire right, title and interest to each and all of the patent properties that comprise Patent No. '679, (ii) it has the full right to grant a nonexclusive license under Patent No. '679 as provided in this Agreement, (iii) Exhibit A sets forth a complete and accurate list of all pending and issued properties that, as of the Effective Date, comprise Patent No. '679, and (iv) the ownership of the properties indicated on Exhibit A is consistent with the books and records of both LASERSIGHT and the Patent and Trademark Office.

2.2 LASERSIGHT warrants that it has the full power, right and authority to enter into and carry out its obligations under this Agreement and that this Agreement constitutes the valid and legally binding obligation of LASERSIGHT, enforceable in accordance with its terms and conditions.

2.3 BAUSCH warrants that BAUSCH has full power, right and authority to enter into and carry out its obligations under this Agreement and that this Agreement constitutes the valid and legally binding obligation of BAUSCH, enforceable in accordance with its terms and conditions.
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2.4  BAUSCH acknowledges that it is not relying on any statements made by
     LASERSIGHT with respect to the validity and enforceability of Patent No. '679. Patent No. '679 is being licensed on an "AS-IS" basis with no warranties of any kind, other than warranties, representations, covenants and commitments made by LASERSIGHT in this Agreement.

ARTICLE III.      DUE DILIGENCE

3.1  LASERSIGHT shall (a) deliver two copies of Patent Materials to BAUSCH and
     (b) shall meet with BAUSCH to review and answer questions concerning the Patent Materials. The parties acknowledge and agree that the Patent Materials are being delivered to BAUSCH subject to the confidentiality provisions of this Agreement and that the parties have a common legal interest in keeping the Patent Materials confidential since the Patent Materials will be utilized in order to allow BAUSCH to evaluate whether it wants to make an additional payment to LASERSIGHT as described in Section
     6.4 and eliminate the right granted to LASERSIGHT pursuant to Section 6.2 to terminate the license granted to BAUSCH pursuant to this Agreement.

3.2 Within 30 days from satisfaction of LASERSIGHT's obligations under Section 3.1, BAUSCH shall complete its due diligence concerning Patent No. '679 (said 30-day period being the "Due Diligence Period"). LASERSIGHT shall reasonably and timely cooperate with and respond to BAUSCH during the Due Diligence Period. LASERSIGHT acknowledges that time is of the essence given the limited time BAUSCH has to complete its review.

3.3 Within 10 days after the end of the Due Diligence Period, BAUSCH shall notify LASERSIGHT in writing if BAUSCH elects to eliminate the right granted to LASERSIGHT pursuant to Section 6.2 to terminate the license granted to BAUSCH under this Agreement (the "Election Notice").
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3.4  BAUSCH shall, for a period of ten years from the Effective Date, hold the
     Patent Materials in confidence and shall not either directly or indirectly disclose or use such Materials except in connection with its due diligence under this Article III. The obligations of confidence and non-use under this Section 3.4 shall not apply to: (i) information which at the time of disclosure is in the public domain; or (ii) information which thereafter lawfully becomes a part of the public domain other than through disclosure by or through BAUSCH in violation of this Agreement; or (iii) information which is already in the possession of BAUSCH as shown by its written record; or (iv) information which is lawfully disclosed to BAUSCH by a third party not under an obligation of confidentiality to the disclosing party with respect to said information; or (v) information which is subsequently developed by an employee or agent of BAUSCH without actual knowledge of the disclosure. The obligations of this Section 3.4 are subject to Section 3.5 below. The obligations of this Section 3.4 survive the expiration or termination of this Agreement.

3.5 If BAUSCH is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Patent Materials, BAUSCH agrees to notify LASERSIGHT promptly of such request(s) and the documents requested thereby so that LASERSIGHT may seek an appropriate protective order and/or waive in writing BAUSCH's compliance with the provisions of this Section 3.5. It is further agreed that, if in the absence of a protective order or the receipt of a waiver hereunder BAUSCH is nonetheless, in the opinion of BAUSCH's counsel, compelled to disclose the relevant Patent Materials or else stand liable for contempt or suffer other penalty from any tribunal or governmental or similar authority, BAUSCH may disclose such information without liability hereunder; provided, however, that BAUSCH shall give

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     LASERSIGHT written notice of the information to be so disclosed as far in advance of its disclosure as is practicable and shall use reasonable commercial efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information required to be disclosed.

ARTICLE IV.       CONFIDENTIALITY OF AGREEMENT

     Each party hereby covenants and agrees that it shall exercise all reasonable efforts to maintain the terms of this Agreement that the parties may identify prior to signing this Agreement, if any (the "Confidential Terms"), in strict confidence and shall not disclose the Confidential Terms to any person other than their employees and agents who have an absolute need to know that information. In the event that under applicable securities laws, the rules of any governmental authority, the terms of an order of a court of competent jurisdiction or a formal discovery request any party is required to make disclosures of any of the Confidential Terms, then before making any such disclosure that party shall consult with the other party concerning such requirement and shall apply and request in accordance with the rules of the applicable governmental authority or court that the Confidential Terms be maintained in strict confidence (e.g., in the case of a court, by obtaining the strictest available protective order, or, in the case of the Securities and Exchange Commission, by obtaining confidential treatment). Either party may issue a press release or other statement announcing the existence (but not the Confidential Terms) of this Agreement, provided that the party first obtains the other party's written approval of the content of the press release, which approval will not be unreasonably withheld.

ARTICLE V.        GRANT OF NONEXCLUSIVE LICENSE

     5.1 For the consideration set forth in Section 6.1 and subject to the terms of this Agreement, including, without limitation Section 5.2 below, as of the Effective Date LASERSIGHT hereby grants and agrees to grant to BAUSCH under

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Patent No. '679 a nonexclusive license (without the right to sublicense, except to Affiliated Companies of BAUSCH, during such times as such Person or Persons continue to be Affiliated Companies of BAUSCH and except as set forth below):

     (a) to make, have made, use, lease, import into the United States, offer to sell, sell, and/or otherwise dispose of Products,

     (b) to perform and have performed the methods embodying the invention thereof in the Ophthalmic field, and

     (c) to sublicense, without the right to grant further sublicenses, the methods embodying the invention thereof to users of the Products licensed under subsection 5.1(a) above.

5.2 The license granted to BAUSCH pursuant to Section 5.1 shall only apply to Products made by (a) BAUSCH or its Affiliated Companies exclusively for the sale by BAUSCH, its Affiliated Companies or distributors for BAUSCH or its Affiliated Companies, (b) Technovision GmbH for BAUSCH, provided that this subsection 5.2(b) shall be of no further force or effect if Technovision GmbH directly or indirectly becomes an Affiliated Company to Alcon Laboratories, Inc. or any of its Affiliated Companies, (c) Unrelated Third Parties selected by BAUSCH to make a Product for BAUSCH, which Unrelated Third Parties are not at the time BAUSCH selects such party to make such Product (and within a period of six months prior to such selection) engaged anywhere in the world in the sale (including sale through distributors) of such Product, provided that if BAUSCH selects such Unrelated Third Party to make an additional Product for BAUSCH, at the time of such further selection (and within a period of six months prior to such selection) such party may not be engaged anywhere in the world in the sale (including sale through distributors) of such additional Product, and (d) Unrelated Third

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     Parties selected by BAUSCH to make a Product for BAUSCH, which parties are at the time BAUSCH selects such party to make such Product (and within a period of six months prior to such selection) engaged anywhere in the world in the sale (including sale through distributors) of Products other than the Product such party will make for BAUSCH, provided that the Product that such party makes for BAUSCH must be designed and made exclusively for BAUSCH, provided further that if BAUSCH selects such Unrelated Third Party to make an additional Product for BAUSCH, at the time of such further selection (and within a period of six months prior to such selection) such party may not be engaged anywhere in the world in the sale (including sale through distributors) of such additional Product. For purposes of Section
     5.1 Affiliated Companies of BAUSCH shall not include any type of cooperative venture involving BAUSCH or Affiliated Companies of BAUSCH on the one hand and Alcon Laboratories, Inc. or Affiliated Companies of Alcon Laboratories, Inc. on the other hand.

5.3 As of the Effective Date LASERSIGHT hereby releases and discharges BAUSCH and each of its Affiliated Companies and their officers, directors, employees, representatives, agents, customers and attorneys, and grants each such person and entity immunity from suit from and against any and all claims, demands, actions, or causes of action related to any infringement of Patent No. '679 which arose or which may arise at any time during the existence and continuation of the license granted to BAUSCH by this Agreement.

5.4 The parties understand and agree that no license or other right is granted herein to either party, directly or by implication, estoppel or otherwise, with respect to any trade secrets or know-how, and that no such license or other right shall arise from the consummation of this Agreement or from any acts, statements or dealings leading to such consummation. Except as

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     specifically provided herein, neither party is required hereunder to furnish or disclose to the other any technical or other information.

ARTICLE VI.       CONSIDERATION/CERTAIN TERMINATION RIGHTS

6.1 In consideration for the non-exclusive rights granted under Article V of this Agreement, BAUSCH shall make a lump sum payment to LASERSIGHT in the amount of $2,999,900 (the "License Payment"). Such payment shall be made within five days after the Effective Date via wire transfer of immediately available funds to an account designated by LASERSIGHT.

6.2 Unless BAUSCH makes the Final Payment as described in Section 6.4, then at any time after the expiration of the 15 day period immediately following the conclusion of the Due Diligence Period, LASERSIGHT may elect to terminate the license granted to BAUSCH pursuant to this Agreement by (i) paying BAUSCH $3,000,000, as such amount is reduced by payments to BAUSCH pursuant to Section 6.3, and (ii) notifying BAUSCH in writing that the license granted to BAUSCH under this Agreement is terminated.

6.3 Unless otherwise provided herein, commencing as of the Effective Date, LASERSIGHT shall thereafter pay BAUSCH 10% of Net Royalties, up to a total of $3,000,000, provided that in no event will LASERSIGHT be obligated pursuant to this Agreement to pay BAUSCH more than $500,000 in any calendar year. Payments to BAUSCH pursuant to this Section 6.3 shall be made on February 1 and August 1 of each year hereafter and shall take into account Net Royalties received through the applicable December 31 and June 30 time period. Each such payment shall be accompanied by a report describing the calculation of Net Royalties that relate to such six-month period. LASERSIGHT's obligations under this Section 6.3 shall cease and be of no force or effect upon the first to occur of (i) BAUSCH making the Final

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     Payment to LASERSIGHT, (ii) LASERSIGHT making the payment to BAUSCH described in Section 6.2 or 6.5, or (iii) LASERSIGHT paying BAUSCH a total of $3,000,000 pursuant to this Section 6.3 or 6.5.

     LASERSIGHT shall keep, maintain and preserve in its principal place of business until such time as Bausch makes the Final Payment or LASERSIGHT pays Bausch $3,000,000 pursuant to Section 6.3 and for at least 18 months thereafter, complete and accurate books, accounts, records and other materials covering all transactions related to the generation and calculation of Net Royalties. BAUSCH may designate an independent auditor or auditors and such independent auditor or auditors shall have the right to inspect and audit all such materials related to the generation and calculation of Net Royalties. Such materials shall be available for inspection and audit (including photocopying) at any time during the period set forth in this Section above; however, such inspection or audit shall not occur more often than once every 12 months during the term of this Agreement, and shall take place during normal business hours and upon at least two days notice. Should any audit indicate an underpayment of any payments due hereunder then LASERSIGHT shall promptly pay BAUSCH the full amount of any underpayment.

     LASERSIGHT shall require any transferee of LASERSIGHT's rights or obligations pursuant to this Agreement to discharge LASERSIGHT's obligations pursuant to this Section 6.3.

6.4 If BAUSCH delivers the Election Notice in accordance with Section 3.3, BAUSCH shall pay LASERSIGHT an additional $2,000,000 (the "Final Payment") within the five day period immediately after the conclusion of the 10 day period described in Section 3.3. The Final Payment shall be made via wire transfer of immediately available funds to an account designated by LASERSIGHT. If BAUSCH pays LASERSIGHT the Final Payment the license to

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     Patent No. '679 granted in this Agreement shall not be subject to termination and the provisions of Sections 6.2, 6.3 and 6.5 shall not apply and shall be of no force and effect.

6.5 Notwithstanding any of the foregoing, if (i) BAUSCH elects not to deliver the Election Notice pursuant to Section 3.3 and (ii) LASERSIGHT has not paid BAUSCH a total of $3,000,000 under the terms of Sections 6.2 and 6.3 and (iii) there is a Change in Control of either Parent or Technologies, then within 30 days after the occurrence of the event causing such Change in Control, LASERSIGHT shall pay to BAUSCH the difference between $3,000,000 and the total amount received by BAUSCH under Section 6.3.

ARTICLE VII.      EVENT OF BANKRUPTCY

     All licenses granted under this Agreement by LASERSIGHT to BAUSCH, for all purposes of Section 365(n) of Title XI of the United States Code ("Title XI"), are licenses of rights to "intellectual property" as defined in Title XI. For as long as BAUSCH has a license pursuant to this Agreement LASERSIGHT shall create and maintain current copies to the extent practicable of all such intellectual property which shall include, without limitation, the Patent Materials. If during the period of time BAUSCH has a license pursuant to this Agreement a bankruptcy proceeding is commenced by or against LASERSIGHT under Title XI, BAUSCH shall be entitled to a copy of any and all such intellectual property, and the same, if not in the possession of BAUSCH, shall be promptly delivered to it (i) upon BAUSCH's written request following the commencement of such bankruptcy proceeding, unless prohibited by applicable law or unless LASERSIGHT, or its trustee or receiver, elects within 30 days to continue to perform all of its obligations under this Agreement, or (ii) if not delivered as provided under clause (i) above, upon BAUSCH's request following the rejection of this Agreement by or on behalf of LASERSIGHT, unless prohibited by applicable law. If BAUSCH has taken possession of all applicable embodiments of the intellectual

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property of LASERSIGHT pursuant to this Section and the trustee in bankruptcy of
LASERSIGHT does not reject this Agreement, BAUSCH shall promptly return such embodiments. If LASERSIGHT seeks or involuntarily is placed under Title XI and the trustee rejects this Agreement as contemplated under 11 U.S.C. 365(n)(1), BAUSCH reserves all of its rights including, without limitation, the right to elect pursuant to Section 365(n) to retain all rights granted to BAUSCH under this Agreement to the extent permitted by law.

ARTICLE VIII.     PATENT MAINTENANCE

8.1 LASERSIGHT shall pay all fees and costs necessary to maintain Patent No. '679 for its full term.

8.2 In the event Patent No. '679 is subject to a legal or an administrative proceeding concerning patent validity, patentability or a related issue, LASERSIGHT shall inform BAUSCH of such a proceeding and keep BAUSCH regularly apprised of such proceedings.

ARTICLE IX.       GOVERNING LAW; DISPUTE RESOLUTION

9.1 All parties to this Agreement, including the undersigned parties, their successors and assigns and all others who may hereafter become bound by this Agreement by assuming it or otherwise (all collectively, the "Parties") do hereby reciprocally and irrevocably agree to the following matters, all of which shall also apply fully to anyone else who has or asserts any rights under this Agreement as third party beneficiary or otherwise (all of whom are also "Parties" as used herein):

     (a) Choice of Law: This Agreement shall in all respects be construed and enforced in accordance with the law of the State of Delaware.

     (b) Claims as to Subject Matter to be Determined in Delaware Courts: All judicial cases or proceedings involving Parties and involving subject

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          matter that includes any claims, demands or disputes that now exist or may hereafter arise (all collectively called "Claims" herein) arising from or relating to any aspect of, (1) the negotiation or execution of this Agreement, (2) any question as to the validity or effect of this Agreement, (3) anything done by anyone in the performance of this Agreement, (4) any alleged breach of this Agreement, or (5) any alleged modification, extension or continuation of this Agreement (all collectively called the "Subject Matter" herein), shall, whether or not such proceedings or cases also involve other parties or matters, proceed and be determined only in the state and/or federal courts located in New Castle County, State of Delaware (all collectively, "Delaware Courts") and in the courts having appellate jurisdiction over them, and not elsewhere.

     (c) No Proceedings Elsewhere: No Party shall initiate or pursue any case or proceeding of any kind against any other Party as to any Claim arising from or relating to any aspect of the Subject Matter, in any forum other than a Delaware Court.

     (d) Waiver of Objections to Forum; Waiver of Change of Forum Remedies: All Parties hereby reciprocally and irrevocably waive in advance any and all objections to the Delaware Courts as proper forums based upon any of: venue, the doctrine of forum non conveniens, the present or future pendency of any other case or proceeding elsewhere, any compulsory counterclaim rule, or any other doctrine, statute, rule, practice or fact related to such objection.

     (e) Submission to In Personam Jurisdiction; Service of Process: For purposes of all actions or proceedings that involve Claims arising from or relating to the Subject Matter (whether or not they also involve other matters or parties), all Parties do hereby irrevocably submit themselves to the personal jurisdiction of each and all of said Delaware Courts, and do hereby irrevocably agree for purposes of all

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          such actions or proceedings that service of such Delaware Courts'
          process upon them may be duly perfected by the following method, which, in itself, shall constitute due and sufficient service of such process, hand delivery or delivery by a nationally recognized courier service to a Party at its address stated below, or by certified mail, return receipt requested, to the Party at such address:

                        LASERSIGHT INCORPORATED
                        3300 University Boulevard
                        Suite 140
                        Orlando, FL  32792
                        Attention:  Chief Executive Officer

                        BAUSCH & LOMB INCORPORATED
                        One Bausch and Lomb Place
                        Rochester, NY 14604-2701
                        Attention:  Senior Vice President and General Counsel

ARTICLE X.        ASSIGNMENT/TRANSFER OF PATENT OR RIGHTS

     Neither this Agreement nor any interest hereunder shall be assignable by BAUSCH, without the express written consent of LASERSIGHT, which consent may be granted or withheld without or with reason in LASERSIGHT's sole discretion, except that BAUSCH may assign all but not less than all of its rights and obligations under this Agreement to any successor by way of (i) merger, consolidation or acquisition of BAUSCH, (ii) acquisition of substantially all of BAUSCH's assets associated with laser vision corrective refractive surgery, or
(iii) merger, consolidation or the acquisition of the stock or other equity interest of an Affiliated Company of BAUSCH owning substantially all of the assets of BAUSCH associated with laser vision corrective refractive surgery, provided however, in no event may BAUSCH assign or transfer this Agreement to Alcon Laboratories, Inc. or an Affiliate Company thereof, without the express written consent of LASERSIGHT. Other than the rights granted pursuant to the TLC License, LASERSIGHT has not and shall not sell, transfer, assign, or otherwise dispose of the ownership of Patent No. '679 (or any of the properties comprising

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Patent No. '679) or any rights to receive any monetary consideration derived, in any way, from the licensing of Patent No. '679 to any party other than BAUSCH unless LASERSIGHT requires such party, and such party agrees in writing, to assume all of the obligations of LASERSIGHT under this Agreement. In the event of any such assignment, LASERSIGHT shall not be released from any obligations hereunder but shall remain jointly obligated under the terms of this Agreement unless released in writing by BAUSCH. Any attempted assignment in contravention of the terms of this Article X shall be void ab initio. This Agreement shall inure to the benefit of and shall be binding upon the parties and their successors and permitted assigns, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.

ARTICLE XI.       RIGHT OF FIRST REFUSAL

11.1 If at any time during the continuation of BAUSCH's rights under Sections
     5.1 and 5.2, LASERSIGHT receives a bona fide offer from any third party ("Third Party Offer") to purchase Patent No. '679 or one or more of the properties comprising Patent No. '679 and LASERSIGHT wants to accept such offer, LASERSIGHT shall give BAUSCH written notice (the "Offer Notice") of the Third Party Offer. The Offer Notice shall include an offer (the "Offer") to BAUSCH to purchase Patent No. '679 (or the applicable property comprising Patent No. '679) upon the terms and conditions contained in the Third Party Offer. The Offer Notice shall also include a copy of the Third Party Offer stating all material terms and conditions, including the purchase price and payment terms.. If the Third Party Offer contemplates a closing of the Third Party Offer on a date that is sooner than 20 business days after the date on which LASERSIGHT notifies BAUSCH of the Third Party

     Offer, LASERSIGHT shall, as soon as possible, deliver to BAUSCH the definitive agreements which have been accepted by the Third Party that will be utilized to finalize the Third Party Offer. BAUSCH shall have 10 business days from the date of receipt of the Offer Notice to accept the Offer in writing. If BAUSCH accepts the Offer, the parties shall use their best efforts to finalize the transfer of Patent No. '679 to BAUSCH in accordance with the terms of the Third Party Offer, including the closing date contemplated in the Third Party Offer, provided that in no event will such closing date occur until after the expiration of the 20 business day period immediately following the date on which LASERSIGHT provided the Third Party Offer to BAUSCH or the date which is 10 business days following the date that LASERSIGHT provided such definitive agreements to BAUSCH, if any, whichever is later. If BAUSCH does not respond prior to the expiration of such 10 business day period or is unable to finalize the transaction in accordance with the terms of the Third Party Offer, BAUSCH will be deemed to have rejected the Offer, and LASERSIGHT shall be entitled to sell Patent No. '679 (or the relevant property comprising Patent No. '679) to such Third Party pursuant to the terms of the Third Party Offer and the definitive agreements previously provided to Bausch, if any. If LASERSIGHT does not finalize the sale of Patent No. '679 (or the relevant property comprising Patent No. '679) in accordance with the terms of such Third Party Offer and the definitive agreements previously provided to Bausch, if any, LASERSIGHT shall again comply with the terms of this Section 11.1 before selling or disposing of Patent No. '679 ( or any relevant potion thereof) to any Third Party.

11.2 BAUSCH acknowledges and agrees that the following transactions that may result in the transfer of Patent No. '679 shall not be subject to the requirements of Section 11.1: (i) the transfer of Patent No. '679 that results from a Change in Control transaction, and (ii) a sale or transfer to a LASERSIGHT Affiliated Company.

ARTICLE XII.      MISCELLANEOUS

12.1 No variation or amendment of this Agreement shall bind either party unless made in writing and agreed to in writing by a duly authorized officer of Parent and a duly authorized officer of BAUSCH.

12.2 If any of the provisions of this Agreement are held void or unenforceable, the remaining provisions shall nevertheless be effective, the intent being to effectuate this Agreement to the fullest extent possible.

12.3 If either party fails to fulfill its obligations hereunder when such failure is due to an act of God, or other event such as fire, flood, civil commotion, riot, war (declared and undeclared), revolution, action by government including delays in obtaining governmental approvals or embargoes, then said failure shall be excused for the duration of said event. This provision shall not apply where the failure to fulfill an obligation results solely from the action or inaction of a party.

12.4 The headings in this Agreement are for convenience only and are not intended to have any legal effect.

12.5 A failure by any party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

12.6 Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by them as independent contractors. No party shall incur any debts or make any commitments for or on behalf of the other party, unless specifically authorized in writing by an officer of Parent or by an officer of BAUSCH.

12.7 Each of BAUSCH and LASERSIGHT shall use its best efforts to obtain all consents and authorizations of third parties and shall take such additional action (including but not limited to the execution and delivery of such further documents) as the other party may reasonably request in writing to cooperate so that the transactions contemplated by this Agreement may be expeditiously consummated.

12.8 Any notice, request, instruction or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by sending such notice properly addressed to the other Party' s address shown below (or any other address as any party may indicate to the others from time to time in accordance with this section): (i) by hand or by prepaid registered or certified mail, return receipt requested, (ii) by a nationally recognized overnight courier service, or (iii) via facsimile (provided such facsimile is sent by a machine which acknowledges receipt of the transmission) at the following addresses:

                           LASERSIGHT:

                           LaserSight Incorporated
                           3300 University Boulevard
                           Suite 140
                           Winter Park, Florida 32792
                           Attn: President
                           Fax No.: 407-678-9982

                           BAUSCH:

                           Bausch & Lomb Incorporated
                           One Bausch and Lomb Place
                           Rochester, New York 14604
                           Attn: Senior Vice President and General Counsel Fax No. 716-338-8706

Any notice if sent as set forth above, shall be deemed made (a) three (3) days after the date of mailing as indicated on the certified or registered mail receipt, (b) on the next business day if sent by overnight courier service, or

(c) on the date of delivery if hand delivered or the date of transmission if sent by facsimile transmission.

12.9 This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

12.10 In any interpretation of this Agreement, it shall be deemed that this Agreement was prepared jointly by the parties, and no ambiguity shall be resolved against either party on the premise or presumption that it was responsible for drafting this Agreement.

12.11 This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                         BAUSCH & LOMB INCORPORATED


September 7, 2001              By:          /s/ Stephen C. McCluski
                                        ----------------------------
                                                Stephen C. McCluski
                                                Senior VP and CFO



                                         LASERSIGHT INCORPORATED


September 7, 2001              By:          /s/ Michael R. Farris
                                        ----------------------------
                                                Michael R. Farris
                                                President and CEO



                                         LASERSIGHT TECHNOLOGIES, INC.


September 7, 2001              By:          /s/ Michael R. Farris
                                        ----------------------------
                                                Michael R. Farris
                                                President and CEO

                                    EXHIBIT A


                           PATENT NO. '679 PROPERTIES



1.   U. S. Patent No. 5,520,679, filed March 25, 1994. Owner: Parent.

2. Reissue of U.S. Patent No. 5,520,679, which is the subject of a Notice of Allowance issued by the Patent and Trademark Office on April 30, 2001.
     Owner: Parent

3.   United  States  Application  No.  09/826,843,  filed April 6, 2001.  Owner:
     Technologies